EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2004, relating to the financial statements and financial statement schedule of Quixote Corporation, which appears in Quixote Corporation’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PricewaterhouseCoopers LLP

Chicago, Ilinois

November 29, 2004